Exhibit 99.1

New York Community Bancorp, Inc. Announces the Appointment of Lawrence Rosano, Jr. to Its Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--July 23, 2014--New York Community Bancorp, Inc. (NYSE:NYCB) (the "Company") today announced the appointment of real estate development and real estate manager Lawrence Rosano, Jr. to the Boards of Directors of the Company and its subsidiary banks, New York Community Bank and New York Commercial Bank (the "Banks"), effective July 22, 2014.

Mr. Rosano, age 61, currently serves as the President of two New York real estate development and management corporations, Associated Development Corp. and Associated Properties, Inc. He has held these positions since May 1984 and September 2002, respectively. In addition, Mr. Rosano has been a member of 460 Grand Street Realty LLC, a New York limited liability company, since August 2013.

Over the course of his career, Mr. Rosano has overseen the design, construction, and marketing of numerous large-scale residential developments, multi-family properties, and commercial properties throughout New York City and Nassau County, which are the primary markets for the Company’s loans. In recognition of his expertise in real estate, Mr. Rosano was appointed by former New York City Mayor Michael Bloomberg in 2006 and 2007 to serve as an industry representative on two Task Forces under the aegis of the City’s Department of Environmental Protection.

Commenting on Mr. Rosano’s appointment to the Boards, the Company's President and Chief Executive Officer, Joseph R. Ficalora, stated, "With his significant expertise in real estate and knowledge of our primary market, Lawrence Rosano is an apt addition to our Board. In addition to developing and managing properties comparable to those we typically finance, he embraces the concept of community involvement that is so essential to us as the nation’s largest community bank. We look forward to reaping the benefit of his experience and knowledge, and his contributions as a member of the Mortgage and Real Estate Committee of the Community Bank Board.”

About New York Community Bancorp, Inc.

With assets of $48.6 billion at June 30, 2014, New York Community Bancorp, Inc. is the 20th largest bank holding company in the nation and a leading producer of multi‐family loans in New York City, with an emphasis on apartment buildings that are rent-regulated and feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with over 240 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 30 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank.

Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor
Ilene A. Angarola, 516-683-4420
or
Media
Kelly Maude Leung, 516-683-4032